Exhibit 5.1

May 10, 2011

Huntsman Corporation
500 Huntsman Way
Salt Lake City, UT 84108

Re:          Huntsman Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-8 filed by Huntsman Corporation, a Delaware corporation (the “Company”), with the United States Securities and Exchange Commission in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 11,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company pursuant to the Huntsman Corporation Stock Incentive Plan (the “Plan”).  This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the preparation of this opinion letter and as the basis for the opinion set forth below, we have made such investigations of the DGCL as we have deemed relevant and necessary, and we have examined or are familiar with the following documents:

(a)           the certificate of incorporation of the Company, as amended and restated;

(b)           the bylaws of the Company, as amended and restated;

(c)           the Plan, as amended and restated;

(d)                                 the forms of stock option agreements and restricted stock agreements to be used in connection with the Plan;

(e)                                  the Registration Statement; and

(f)                                    such other certificates, instruments and documents as we have considered necessary or appropriate.

For purposes of this opinion letter, “DGCL” means and is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and the reported judicial decisions interpreting the foregoing).

Based upon the examination described above, subject to the assumptions, qualifications, limitations and exceptions set forth in this opinion letter and under current interpretations of the DGCL, we are of the opinion that, when the Shares have been duly authorized and when issued and delivered by the Company and consideration has been received therefor by the Company in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to any laws other than the DGCL, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to update or supplement the opinion to reflect any facts or circumstances that may come to our attention after the effectiveness of the Registration Statement or any change in the law that may occur after the effectiveness of the Registration Statement.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ STOEL RIVES LLP